EXHIBIT 10.1

BERKSHIRE HATHAWAY INC.
3555 FARNAM STREET
OMAHA, NEBRASKA 68131
Telephone (402) 346-1400

WARREN E. BUFFETT, CHAIRMAN

January 29, 2018

American Express Company
American Express Tower
200 Vesey Street
New York, New York 10285-5170

Dear Ladies and Gentlemen:

I refer to clause 2 of the letter agreement dated February 27, 1995 from me to Harvey Golub, as amended by the letter amendment dated September 8, 2000 from me to American Express Company (as amended, the “Agreement”), in which I agreed that so long as Harvey Golub or Ken Chenault is CEO of American Express, Berkshire shall vote its American Express securities in accordance with the recommendation of the American Express Board. In order to amend the Agreement so that it applies after Stephen Squeri replaces Ken Chenault as CEO, I agree that this clause 2 shall be amended to read as follows:

"So long as Ken Chenault or Stephen Squeri is Chief Executive Officer of American Express, Berkshire shall vote, or cause to be voted, all voting securities of American Express now or hereafter beneficially owned by it at any and all meetings of the shareholders of American Express and any adjournments thereof, or in any written consent solicitation or similar situation in which the voting rights associated with securities of American Express may be exercised, in accordance with the recommendation of the Board of Directors of American Express (if such recommendation is made) with respect to every matter upon which a vote is taken or consent solicited."

Except as amended above, the Agreement shall remain in full force and effect.

Very truly yours,

/s/ Warren E. Buffett
Warren E. Buffett